Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FOURTH QUARTER

AND FISCAL YEAR 2026 RESULTS

Strong Execution and Substantial Capital Deployment Drove Record Financial Performance and High-Quality Portfolio Expansion

Fiscal 2027 Financial Outlook of Mid-Single-Digit Top- and Bottom-Line Growth

May 28, 2026, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the fourth quarter and full year for fiscal 2026 ended March 31, 2026.

Fiscal Year 2026 Highlights:

•	Revenue of $175.7 million, increased 6% organically, or 11% including acquisitions year-over-year
o	Music Publishing Revenue increased 9% year-over-year
o	Recorded Music Revenue increased by 16% year-over-year
•	Operating Income of $38.2 million, increased by 9% year-over-year
•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $69.0 million, increased by 12% year-over-year
•	Net Income $7.8 million, or $0.13 per diluted share, compared to Net Income of $7.7 million last year, or $0.12 per diluted share
•	Adjusted EBITDA of $73.6 million, up 12% year-over-year
•	Acquired the publishing catalog of music and cultural icon Miles Davis, as well as rights to his recorded music and shared rights to name and likeness
•	Reinforced relationships with existing clients:
o	Announced a new deal with film composer Hans Zimmer and his company, Remote Control Publishing, extending the relationship that began in 2015
o	Extended publishing deals with music legend Joni Mitchell and Grammy award-winning songwriter and producer Khris Riddick-Tynes
•	Expanded Reservoir's international footprint with the launch of Mumbai-based subsidiary, PopIndia, to sign and develop talent in India, including the company’s first deals signing singer, songwriter, rapper, and YouTube star Yohani and acquiring the publishing and master rights to the entire Musicraft Entertainment catalog
•	Expanded the Recorded Music division with a multi-faceted deal with independent record label Fool’s Gold Records, including acquiring catalog master rights of several of the label’s artists and an exclusive partnership to market and distribute all other recordings on Fool’s Gold via the Reservoir label platform

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Fourth Quarter 2026 & Recent Highlights:

•	Revenue of $47.5 million, increased 12% organically, or 15% including acquisitions year-over-year
o	Music Publishing Revenue increased 11% year-over-year
o	Recorded Music Revenue increased 27% year-over-year
•	Operating Income of $11.8 million, increased by 13% year-over-year
•	OIBDA of $19.9 million, increased by 16% year-over-year
•	Net Income of $4.1 million, or $0.07 per diluted share, compared to Net Income of $2.7 million in the year-ago period, or $0.04 per diluted share
•	Adjusted EBITDA of $21.2 million, up 16% year-over-year
•	Announced new publishing deals with country/pop songwriter Allison Veltz Cruz, multi-genre songwriter-producer Britten Newbill, U.K. singer-songwriter Benjamin Francis Leftwich, and Nashville singer-songwriter Sam Tinnesz
•	Reservoir subsidiary PopArabia acquired MENA label and digital distribution company Viral Wave

Management Commentary:

“Fiscal 2026 was another standout year for Reservoir, marked by strong growth and continued strategic investment. We expanded our catalog across publishing and recorded music, scaled our presence in high-growth international markets, and reinforced our reputation as the partner of choice for leading creators. This momentum is reflected in our partnerships with iconic talent and catalogs, including Miles Davis, Hans Zimmer, Joni Mitchell, and many more,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media.

Khosrowshahi continued, “Looking ahead, the outlook for the music industry remains highly compelling. With a robust deal pipeline and a financial profile that supports both organic growth and disciplined capital deployment, we are well positioned to extend our track record of growth. As we enter Fiscal 2027, we remain focused on delivering for our creators and generating long-term value for shareholders.”

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Fourth Quarter & Fiscal Year 2026 Financial Results

Summary Financials	Q4’26	Q4’25	Change	FY26	FY25	Change
Total Revenue	$47.5	$41.4	15%	$175.7	$158.7	11%
Music Publishing Revenue	$30.9	$27.9	11%	$116.8	$107.4	9%
Recorded Music Revenue	$15.2	$12.0	27%	$51.5	$44.3	16%
Operating Income	$11.8	$10.4	13%	$38.2	$35.1	9%
OIBDA	$19.9	$17.2	16%	$69.0	$61.4	12%
Net Income	$4.1	$2.7	49%	$7.8	$7.7	1%
Adjusted EBITDA	$21.2	$18.2	16%	$73.6	$65.7	12%
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Total Revenue in the fourth quarter of fiscal 2026 increased 15% to $47.5 million, compared to $41.4 million in the fourth quarter of fiscal 2025. The increase was spread across both Music Publishing and Recorded Music, which saw growth of 11% and 27%, respectively. Total Revenue for fiscal 2026 increased 11% to $175.7 million, compared to $158.7 million in fiscal 2025. The year-over-year improvement was driven by the 9% growth of the Music Publishing segment and the 16% growth of the Recorded Music segment, inclusive of the acquisitions of various catalogs.

Operating Income in the fourth quarter of fiscal 2026 was $11.8 million, an increase of 13% compared to Operating Income of $10.4 million in the fourth quarter of fiscal 2025. OIBDA in the fourth quarter of fiscal 2026 increased 16% to $19.9 million, compared to $17.2 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal 2026 was $21.2 million, compared to $18.2 million last year. The increases in Operating Income, OIBDA, and Adjusted EBITDA in the fourth quarter were primarily driven by strong revenue results in both segments. The gain in all three metrics was partially offset by higher administration expenses, while the increase in operating income was also partially offset by higher amortization and depreciation expense due to the acquisition of catalogs.

Operating Income in fiscal 2026 was $38.2 million, an increase of 9% compared to Operating Income of $35.1 million in fiscal 2025. OIBDA in fiscal 2026 increased 12% to $69.0 million, compared to $61.4 million in the prior year. Adjusted EBITDA in fiscal 2026 increased 12% to $73.6 million, compared to $65.7 million last year. The increase in Operating Income, OIBDA, and Adjusted EBITDA for the year was driven by revenue growth and lower cost of revenue as a percentage of revenues. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to Operating Income and Net Income, respectively.

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Net Income in the fourth quarter of fiscal 2026 was $4.1 million, or $0.07 per share, compared to $2.7 million, or $0.04 per share, in the year-ago quarter. The increase in Net Income for the fourth quarter was driven by higher operating income and the gain on fair value of interest rate swaps, offset by higher interest expense and loss on foreign exchange. Net Income in fiscal year 2026 was $7.8 million, or $0.13 per diluted share, compared to $7.7 million, or $0.12 per share in fiscal year 2025. The year-over-year increase in Net Income was largely due to an increase in operating income, as well as a decrease in the loss on fair value of interest rate swaps, partially offset by increases in interest expense and income tax expense.

Fourth Quarter & Fiscal Year 2026 Segment Review

Music Publishing	Q4’26	Q4’25	Change	FY26	FY25	Change
Revenue by Type
Digital	$16.9	$13.6	24%	$64.7	$60.5	7%
Performance	$5.5	$6.5	(16)%	$24.0	$21.1	14%
Synchronization	$5.8	$5.5	6%	$19.1	$18.2	5%
Mechanical	$1.3	$1.2	16%	$4.2	$3.9	9%
Other	$1.4	$1.2	20%	$4.8	$3.7	30%
Total Revenue	$30.9	$27.9	11%	$116.8	$107.4	9%
OIBDA	$11.0	$10.5	5%	$40.9	$37.3	9%
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Music Publishing Revenue in the fourth quarter of fiscal 2026 was $30.9 million, an increase of 11% compared to $27.9 million in last fiscal year’s fourth quarter. The increase was largely driven by higher Digital revenue and Synchronization revenue, which was partially offset by lower Performance revenue. Music Publishing Revenue in fiscal 2026 was $116.8 million, representing an increase of 9% compared to $107.4 million in fiscal 2025. Growth for the year was driven by Digital revenue as well as double-digit gains in Performance and Other revenue, while all other revenue types grew but to a lesser extent.

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In the fourth quarter of fiscal 2026, Music Publishing OIBDA increased 5% to $11.0 million, compared to $10.5 million in the fourth quarter of fiscal 2025. During fiscal 2026, Music Publishing OIBDA increased 9% to $40.9 million, compared to $37.3 million in fiscal 2025. Music Publishing OIBDA margin in the fourth quarter decreased from 37% to 36%. Music Publishing OIBDA margin in fiscal 2026 was unchanged at 35%. The decrease in the fourth quarter 2026 OIBDA margins reflected higher administrative costs including professional fees incurred in connection with our acquisition of Viral Wave.

Recorded Music	Q4’26	Q4’25	Change	FY26	FY25	Change
Revenue by Type
Digital	$10.3	$8.8	17%	$36.4	$30.7	18%
Physical	$1.8	$1.3	35%	$6.1	$6.2	(1)%
Neighboring Rights	$1.4	$1.1	18%	$4.7	$4.2	11%
Synchronization	$1.7	$0.7	161%	$4.3	$3.1	39%
Total Revenue	$15.2	$12.0	27%	$51.5	$44.3	16%
OIBDA	$8.7	$6.5	34%	$26.9	$22.7	18%
(Table Notes: $ in millions; Quarters ended March 31st; Unaudited)

Recorded Music Revenue in the fourth quarter of fiscal 2026 was $15.2 million, an increase of 27% compared to $12.0 million in last fiscal year’s fourth quarter. Recorded Music Revenue in fiscal 2026 was $51.5 million, an increase of 16% compared to $44.3 million in fiscal 2025. Growth in both periods was driven by a double-digit improvement within Digital revenues and strong growth in Synchronization revenues, which were partially offset by lower Physical revenue in fiscal 2026.

In the fourth quarter of fiscal 2026, Recorded Music OIBDA increased 34% to $8.7 million, versus $6.5 million in the year-ago period. During fiscal 2026, Recorded Music OIBDA increased 18% to $26.9 million, compared to $22.7 million in fiscal 2025. Recorded Music OIBDA margin in the fourth quarter increased from 54% to 57%, and in fiscal 2026 increased from 51% to 52%. The increase in the fourth quarter and fiscal 2026 OIBDA margins reflected an increase in revenue as well as lower cost of revenue as a percentage of revenues and improved operating leverage as revenues increased.

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Balance Sheet and Liquidity

During fiscal 2026, cash provided by operating activities was $50.1 million, an increase of $4.9 million compared to the same period last fiscal year. The increase in cash provided by operating activities was primarily attributable to an increase in earnings and cash provided by working capital.

As of March 31, 2026, Reservoir had cash and cash equivalents of $25.9 million and $91.2 million available for borrowing under its revolving credit facility, for total available liquidity of $117.1 million. Total debt was $455.7 million (net of $3.1 million of deferred financing costs) and Net Debt was $429.8 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $21.4 million and $58.2 million available for borrowing under its revolving credit facility, for total available liquidity of $79.6 million as of March 31, 2025. Total debt was $388.1 million (net of $3.7 million of deferred financing costs) and Net Debt was $366.7 million as of March 31, 2025.

Fiscal Year 2027 Outlook

Reservoir initiated the following financial outlook range for fiscal year 2027, and expects the financial results for the year ending March 31, 2027, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$186M - $191M	7%
Adjusted EBITDA	$75M - $79M	5%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, commented, “Our full-year 2026 results underscore the strength and resilience of our portfolio, with growth driven by a disciplined approach to both investments and cost. Looking ahead to fiscal 2027, we are well positioned for continued growth due to the strength of our catalog and our proven ability to unlock additional value. This is reflected in our guidance for 7% Revenue growth and 5% Adjusted EBITDA growth at the midpoints.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the fourth quarter and fiscal year ended March 31, 2026, and its business outlook at 10:00 a.m. EDT today, May 28, 2026. The conference call can be accessed via webcast in the investor relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

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Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a webcast link to enter the event. Alternatively, participants may dial into the call using the following phone number: +1 201-389-0921 (Toll-free: +1 877-407-0989). Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

ABOUT RESERVOIR

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, and Mumbai. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard’s Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide’s The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2026 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three and Twelve Months Ended March 31, 2026 versus March 31, 2025

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended March 31,			Fiscal Year Ended March 31,
	2026	2025	% Change	2026	2025	% Change

Revenues	$47,497,268	$41,417,784	15%	$175,664,491	$158,705,736	11%
Costs and expenses:
Cost of revenue	16,068,359	14,249,476	13%	61,991,231	57,430,005	8%
Amortization and depreciation	8,123,137	6,770,836	20%	30,783,011	26,299,233	17%
Administration expenses	11,535,654	9,977,954	16%	44,659,434	39,915,464	12%
Total costs and expenses	35,727,150	30,998,266	15%	137,433,676	123,644,702	11%

Operating income	11,770,118	10,419,518	13%	38,230,815	35,061,034	9%

Interest expense	(6,830,013)	(6,086,654)		(26,451,641)	(21,883,321)
Loss (gain) on foreign exchange	(389,347)	750,493		230,549	578,251
Gain (loss) on fair value of swaps	1,232,583	(1,681,378)		(350,960)	(4,213,819)
Other (expense) income, net	(146,625)	(80,798)		(504,221)	329,976
Income before income taxes	5,636,716	3,321,181		11,154,542	9,872,121
Income tax expense	1,573,362	600,135		3,328,027	2,140,724
Net income	4,063,354	2,721,046		7,826,515	7,731,397
Net loss (income) attributable to noncontrolling interests	341,143	(53,584)		476,149	18,516
Net income attributable to Reservoir Media, Inc.	$4,404,497	$2,667,462		$8,302,664	$7,749,913

Earnings per common share:
Basic	$0.07	$0.04		$0.13	$0.12
Diluted	$0.07	$0.04		$0.13	$0.12

Weighted average common shares outstanding:
Basic	65,608,517	65,248,387		65,536,506	65,161,373
Diluted	66,554,575	66,077,568		66,307,433	65,949,366

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Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2026 versus March 31, 2025

(Unaudited)

(Expressed in U.S. dollars)

	March 31, 2026	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$25,927,462	$21,386,140
Accounts receivable	40,832,075	37,848,611
Current portion of royalty advances	16,368,968	15,182,463
Other current assets	9,409,757	4,867,081
Total current assets	92,538,262	79,284,295

Intangible assets, net	788,740,821	719,673,219
Equity method and other investments	2,830,766	1,100,000
Royalty advances, net of current portion and reserves	54,128,586	55,508,155
Property and equipment, net	661,986	406,784
Operating lease right of use assets, net	7,889,862	5,949,418
Fair value of swap assets	1,356,878	1,828,303
Other assets	1,529,920	1,376,836
Total assets	$949,677,081	$865,127,010

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$4,116,221	$5,394,755
Royalties payable	52,323,565	47,210,727
Accrued payroll	2,672,350	2,588,758
Deferred revenue	2,472,734	1,885,462
Other current liabilities	3,408,651	7,954,208
Income taxes payable	547,932	803,342
Total current liabilities	65,541,453	65,837,252

Secured line of credit	455,705,468	388,134,754
Deferred tax liability	41,786,064	38,228,099
Operating lease liabilities, net of current portion	7,445,152	5,723,930
Fair value of swap liability	289,543	410,008
Other liabilities	345,149	593,185
Total liabilities	571,112,829	498,927,228

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,561	6,524
Additional paid-in capital	346,933,189	344,145,789
Retained earnings	31,450,234	23,147,570
Accumulated other comprehensive loss	(670,772)	(2,422,107)
Total Reservoir Media, Inc. shareholders' equity	377,719,212	364,877,776
Noncontrolling interest	845,040	1,322,006
Total shareholders' equity	378,564,252	366,199,782
Total liabilities and shareholders' equity	$949,677,081	$865,127,010

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Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

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EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

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Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Twelve Months Ended March 31, 2026 versus March 31, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenues	$47,497	$41,418	$175,664	$158,706
Cost of revenue	16,068	14,249	61,991	57,430
Administration expenses	11,536	9,978	44,659	39,915
OIBDA	19,893	17,190	69,014	61,360
Amortization and depreciation	8,123	6,771	30,783	26,299
Operating income	$11,770	$10,419	$38,231	$35,061

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three and Twelve Months Ended March 31, 2026 versus March 31, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenues	$30,873	$27,923	$116,803	$107,412
Cost of revenue	12,369	11,012	48,470	45,161
Administration expenses	7,538	6,458	27,445	24,907
OIBDA	$10,966	$10,452	$40,888	$37,345

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three and Twelve Months Ended March 31, 2026 versus March 31, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Revenues	$15,215	$11,963	$51,514	$44,250
Cost of revenue	3,699	3,237	13,521	12,269
Administration expenses	2,829	2,230	11,129	9,232
OIBDA	$8,687	$6,496	$26,864	$22,749

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Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Twelve Months Ended March 31, 2026 versus March 31, 2025

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,		For the Fiscal Year Ended March 31,
	2026	2025	2026	2025
Net Income	$4,064	$2,721	$7,827	$7,731
Income Tax Expense	1,573	600	3,328	2,141
Interest Expense	6,830	6,086	26,452	21,883
Amortization and Depreciation	8,123	6,771	30,783	26,299
EBITDA	20,590	16,178	68,390	58,054
Loss (Gain) on Foreign Exchange(a)	389	(750)	(231)	(578)
(Gain) Loss on Fair Value of Swaps(b)	(1,233)	1,682	351	4,214
Non-cash Share-based Compensation(c)	933	1,051	4,272	4,385
Transaction Costs(d)	328	-	328	-
Other Expense (Income), Net(e)	146	81	504	(330)
Adjusted EBITDA	$21,153	$18,242	$73,614	$65,745

(a)	Reflects the loss (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash (gain) or loss on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects professional fees incurred in connection with the acquisition of Viral Wave, which closed in April 2026, and by the independent special committee (“Special Committee”) of the Company’s Board of Directors. The Special Committee was formed to evaluate the previously disclosed non-binding and unsolicited acquisition proposals received by the Company.
(e)	Reflects Reservoir’s share of losses recorded by equity method investments during the three and twelve months ended March 31, 2026. Reflects a gain recorded on the disposal of an equity investment (the “Investment Gain”) and the Company’s share of proceeds related to underreported royalty usage for an acquired Recorded Music catalog that pertained to periods prior to the Company’s acquisition of the catalog (“Recovery Income”) during the three and twelve months ended March 31, 2025.

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Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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